Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Allergan plc (formerly Actavis plc), on Form S-8 (No. 333-191487) of our report dated March 30, 2017 on our audits of the financial statements and supplemental schedule of Allergan, Inc. 401(k) Plan (formerly Actavis, Inc. 401(k) Plan) as of October 3, 2016 and December 31, 2015, and for the final period January 1, 2016 to October 3, 2016 and for the year ended December 31, 2015, which report is included in this Annual Report on Form 11-K to be filed on or about March 30, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 30, 2017

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